                                                                    Exhibit 12.1

                                                    Medco Health Solutions, Inc.
                                          Computation of Ratio of Earnings to Fixed Charges
                                                   (In millions except ratio data)

                                                               Years Ended
                                          ----------------------------------------------------
                                          Dec. 27,   Dec. 28,   Dec. 29,   Dec. 30,   Dec. 25,
                                            2003       2002       2001       2000       1999
                                          --------   --------   --------   --------   --------
Income before taxes                        $728.7     $620.3     $518.3     $447.5     $331.7

One-third of rents                           20.2       17.1       13.5       11.1       11.7
Interest expense                             29.3        0.3        0.9        0.7        1.4
Equity loss from affiliates
                                              5.8        4.8        1.8         --         --
                                           ------     ------     ------     ------     ------
   Earnings                                $784.0     $642.5     $534.5     $459.3     $344.8
                                           ======     ======     ======     ======     ======
One-third of rents                         $ 20.2     $ 17.1     $ 13.5     $ 11.1       11.7

Interest expense                             29.3        0.3        0.9        0.7        1.4
                                           ------     ------     ------     ------     ------
   Fixed charges                           $ 49.5     $ 17.4     $ 14.4     $ 11.8     $ 13.1
                                           ======     ======     ======     ======     ======

Ratio of earnings to fixed charges/(1)/      15.8       36.9       37.1       38.9       26.3
                                           ======     ======     ======     ======     ======

/(1)/ The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings and fixed charges. In calculating this ratio, earnings include income before income taxes and before fixed charges. Fixed charges include interest expense and one-third of all rent expense (considered representative of the interest factor).